IQST – iQSTEL Signs $10M Term Sheet with LDA Capital to Back Nasdaq Uplist Plan

NEW YORK, Sept. 13, 2023 -- iQSTEL Inc. (OTC-QX: IQST) today announced executing a term sheet with LDA Capital for $10 million as part of iQSTEL’s plan to uplist onto the Nasdaq Stock Market. iQSTEL is a high growth, enhanced telecommunications company making ubiquitous access to communications, news and general information, access to financial services and clean mobility available to all regardless of race, ethnicity, religion, socioeconomic status, or identity. The company reported $93.2 million in revenue last year and is on track to meet or exceed its $120 million 2023 revenue forecast.

LDA Capital is an alternative investment group with expertise in complex, cross border transactions. The firm is led by an energetic, collaborative core leadership team with a proven track record that includes over 250 transactions in both private and public markets. In conjunction with a new partnership, LDA Capital recently launched a $2 billion fund to make regionally specific investments in publicly listed and pre-IPO high-growth companies (Forbes).

The term sheet is not binding on the parties and the investment may only occur upon the execution of definitive documents, and there is no guarantee that this will happen. As stated in the term sheet, the $10 million investment is expected in two tranches. In advance of a Nasdaq uplisting, the first $5 million is expected to be placed in exchange for a 24 month bond. iQSTEL plans to utilize the $5 million to expand its core telecommunications business by completing an acquisition that is expected to add disruptive innovation and positive financial fundamentals, to include revenue with positive net income. The second $5 million is expected to be placed in exchange for a second $5 million bond available following a successful uplisting to Nasdaq.

Management believes the company is currently undervalued and that the partnership with LDA Capital may bring new market wide visibility that in turn has the potential to elevate iQSTEL’s market cap to be more in line with the company’s underlying value. If the investment is realized and an acquisition is accomplished, iQSTEL management believes that its share price has the potential to organically achieve the minimum price necessary to uplist to Nasdaq.

“We greatly appreciate the confidence LDA Capital has shown for iQSTEL’s track record, management team, and business plan,” said Leandro Iglesias, CEO of iQSTEL. “LDA Capital has an impressive history of successful investments that demonstrate extensive experience with international growth businesses. iQSTEL management believes the caliber of the investment team is far more important than the funds alone. We believe we could not ask for a better fit for iQSTEL’s investment needs than LDA Capital. Together we are setting the table for a Nasdaq uplisting.”

iQSTEL and LDA Capital are beginning a 30 day due diligence engagement as the first step toward an anticipated definitive investment agreement. iQSTEL has agreed not to solicit any competing offers during the due diligence period.

This press release does not constitute an offer of any securities for sale.

About IQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $120 million revenue forecast. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Cars.
•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

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Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website

www.iqstel.com

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